UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 23, 2010

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3939 North First Street, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Definitive Material Agreement.

On November 23, 2010, SunPower Corporation (“Parent”) and SunPower Corporation Malta Holdings Limited, a wholly owned subsidiary of Parent (“Borrower”), entered into a Revolving Credit Agreement with Société Générale, Milan Branch, as lender (such agreement, the “Revolving Credit Facility”).

Until April 23, 2011 (the “Commitment Termination Date”), Borrower may borrow up to Euro 75,000,000 under the Revolving Credit Facility. Amounts borrowed may be repaid and reborrowed until the Commitment Termination Date. Interest periods are monthly. All amounts borrowed are due on May 23, 2011. On November 26, 2010, Borrower drew down Euro 75,000,000 under the Revolving Credit Facility. The proceeds of the borrowings may be used for the funding of the development and construction costs incurred by Borrower in connection with certain of its European photovoltaic projects or for the development, construction and acquisition of assets generating energy from solar power in Europe (in each case, whether directly or through one or more subsidiaries of the Borrower). Borrowings under the Revolving Credit Facility are not secured.

Borrower is required to pay interest on outstanding borrowings of (1) EURIBOR plus 2.20% per annum until and including February 23, 2011, and (2) EURIBOR plus 3.25% per annum after February 23, 2011; a front-end fee of 0.50% on the available borrowing; and a commitment fee of 1% per annum on funds available for borrowing and not borrowed.

The obligations of Borrower under the Revolving Credit Facility are guaranteed by Parent.

The Revolving Credit Facility includes representations, covenants, and events of default customary for financing transactions of this type.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: November 29, 2010	By:	/s/ Dennis V. Arriola
Name: Dennis V. Arriola
Title: Executive Vice President
and Chief Financial Officer